UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 10, 2017

LANDS' END, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-09769	36-2512786

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Lands’ End Lane Dodgeville, Wisconsin	53595
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (608) 935-9341
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instructions A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 10, 2017, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Lands’ End, Inc. (the “Company”) approved the 2017 performance goals, measures, definitions, awards and other particulars under the Lands’ Inc. Long-Term Incentive Program, as amended and restated (the “LTIP”) (together with the LTIP, the “2017 LTIP”) and Restricted Stock Unit awards (the “2017 RSU Awards”) under the Lands’ End, Inc. 2014 Stock Plan, as amended and restated (the “Stock Plan”).

The Company’s chief executive officer and each current executive officer who is named in the summary compensation table of the proxy statement for the Company’s 2017 Annual Meeting were granted an award under the 2017 LTIP and a 2017 RSU Award. These executive officers are: Jerome S. Griffith, Chief Executive Officer and President; James F. Gooch, Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer; Joseph M. Boitano, Executive Vice President, Chief Merchandising and Design Officer; Rebecca L. Gebhardt, Executive Vice President, Chief Marketing Officer; and Kelly Ritchie, Senior Vice President, Employee and Customer Services.

The following summary is qualified in its entirety by reference to the complete text of the applicable documents.

There are two components of the Company’s long-term incentive structure (“LTI”) for fiscal year 2017: awards under the 2017 LTIP and the 2017 RSU Awards. The 2017 LTIP is intended as a performance-based incentive program and the 2017 RSU Awards are a time-based incentive program.

The total LTI target award percentage of base salary is 200% of base salary for Mr. Griffith and 100% of base salary for each of Mr. Gooch, Mr. Boitano, Ms. Gebhardt and Ms. Ritchie, with 50% of each officer’s LTI target opportunity awarded under the 2017 LTIP and 50% of each officer’s LTI target opportunity awarded in the form of the 2017 RSU Awards.

Awards under the 2017 LTIP represent the right to receive cash or, at the discretion of the Compensation Committee, shares of the Company's common stock in lieu of cash, or a combination of cash and shares, upon the achievement of certain performance goals for each year in a three-year period and/or for the cumulative three-year period (with each year and the cumulative period representing 25% of the target opportunity). The performance period for the 2017 LTIP is fiscal years 2017 through 2019. Opportunities for participants under the 2017 LTIP are based solely on a specified adjusted EBITDA performance measure. The Compensation Committee determined threshold, target and maximum goals for the performance measure under the 2017 LTIP.

Under the 2017 LTIP, a threshold level of performance will generate a payout at 10% of the target opportunity and a target level of performance will generate a payout at 100% of the target opportunity. The maximum incentive opportunity under the 2017 LTIP is 200% of the participant’s target award amount.

The Company will pay awards earned under the 2017 LTIP to participants no later than the date that is the 15th day of the third month following fiscal year 2019, provided that the participant is actively employed by us on the payment date (unless otherwise prohibited by law, and except as otherwise provided in the LTIP in the event of a participant's death or disability).

The 2017 RSU Awards are designed to constitute 50% of a participant’s overall LTI target opportunity, based on the value of the participant’s 2017 RSU Award on the grant date of May 1, 2017. Each Restricted Stock Unit represents a contingent right to receive one share of the Company’s common stock upon satisfaction of the vesting conditions. The 2017 RSU Awards will vest in installments on May 1, 2018 (25%), May 1, 2019 (25%) and May 1, 2020 (50%), subject to satisfaction of vesting conditions, including continued employment.

The Company’s long-term incentive programs contain executive compensation recovery provisions. The relevant provisions provide that the Company will seek reimbursement from participating executives if the Company’s financial statements or approved financial measures are subject to restatement due to error or misconduct, to the extent permitted by law. The amount reimbursable would generally be the difference between the amount paid to the participant under the award and the amount that would have been paid had the award been calculated based on the financial statements or performance measures as restated.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
10.1	2017 Additional Definition Under Lands’ End, Inc. Long-Term Incentive Program (As Amended and Restated)

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SIGNATURE
Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
LANDS' END, INC.

Date: April 12, 2017	By: /s/ Dorian R. Williams
Name: Dorian R. Williams Title: Senior Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	2017 Additional Definition Under Lands’ End, Inc. Long-Term Incentive Program (As Amended and Restated)

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